                                                                    EXHIBIT 2.08

                           PURCHASE AND SALE AGREEMENT

                                 by and between


                           TALISMAN SUGAR CORPORATION,
                              a Florida corporation
                                   ("Seller")

                                       and

                             THE NATURE CONSERVANCY,
                  a District of Columbia non-profit corporation
                                    ("Buyer")

                                    joined by

                  THE UNITED STATES DEPARTMENT OF THE INTERIOR,
                                     ("DOI")

                                  and joined by

                         THE ST. JOE COMPANY, a Florida
                            corporation, ("St. Joe")






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                                TABLE OF CONTENTS

                                                                                                                    Page
                                                                                                                    ----

1.    Sale of Property...........................................................................................     1
   1.1   Real Property...........................................................................................     1
   1.2   Real Property Outparcels................................................................................     2
   1.3   Leases..................................................................................................     2
   1.4   Map of Real Property and Leased Property................................................................     2
   1.5   Included in Conveyance..................................................................................     3
   1.6   Personal Property to be Transferred.....................................................................     3
   1.7   Sugar Mill Parcel; Deferred Parcels.....................................................................     4
   1.8   Excluded Items..........................................................................................     5
2.    Purchase Price and Payment.................................................................................     5
   2.1   Earnest Money...........................................................................................     5
   2.2   Cash to Close...........................................................................................     6
   2.3   Designated Transferees..................................................................................     6
   2.4   Waiver of Relocation Assistance.........................................................................     7
3.    Seller's Deliveries, Evidence of Title, Leases and Other Information.......................................     7
   3.1   Title, Lease and Other Information from Seller..........................................................     7
   3.2   Documents...............................................................................................     8
   3.3   Inspection Period.......................................................................................     9
   3.4   Access by Buyer.........................................................................................    11
   3.5   Survey..................................................................................................    12
   3.6   Title...................................................................................................    13
      3.6.1    Title Review......................................................................................    13
      3.6.2    Curing Title Defects..............................................................................    15
      3.6.3    Title Costs.......................................................................................    17
4.    Environmental Matters......................................................................................    17
   4.1   Definitions.............................................................................................    17
      (a)   Environmental Claims and Liabilities.................................................................    17
      (b)   Environmental Laws...................................................................................    18
      (c)   Pollutants...........................................................................................    18
   4.2   Notice of Deferred Parcels..............................................................................    19
   4.3   Seller's Remediation....................................................................................    20
      (a)   Seller's Duty to Remediate...........................................................................    20
      (b)   Notice of Proposed Remediation Plan..................................................................    20
      (c)   Buyer's Second Environmental Notice..................................................................    21
      (d)   Notice of Completion.................................................................................    21
   4.4   Remediation Escrow Fund.................................................................................    23
   4.5   Indemnification by Seller...............................................................................    25
   5.    Reservations of Use and Occupancy.......................................................................    26
   5.1   Reservations............................................................................................    26
   5.2   Reservation Conditions..................................................................................    26
   5.3   Termination of the Reservations.........................................................................    27

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
   5.4   Sugar Mill; Excluded Items; and Removed Structures......................................................    28
   5.5   Planting................................................................................................    29
   5.6   Conveyance of Property Without Reservations.............................................................    29
   5.7   Indemnification.........................................................................................    29
6.    Conditions Precedent to Closing............................................................................    30
7.    Closing....................................................................................................    33
   7.1   Closing.................................................................................................    33
   7.2   Title Transfer and Payment of Purchase Price............................................................    34
   7.3   Prorations, Taxes and Assessments.......................................................................    35
   7.4   Real Property Operating Expenses........................................................................    35
   7.5   Lease Payments and Security Deposits....................................................................    36
   7.6   Excise, Transfer, Sales Taxes and Closing Costs.........................................................    36
   7.7   Insurance...............................................................................................    36
   7.8   Reciprocal Real Estate Brokerage Indemnities............................................................    37
   7.9   Closing Documents.......................................................................................    37
      7.9.1    General Warranty Deed.............................................................................    37
      7.9.2    Assignment of Leases..............................................................................    38
      7.9.3    Seller's Affidavit................................................................................    38
      7.9.4    Assignments of Documents..........................................................................    38
      7.9.5    Non-Foreign Status Affidavit......................................................................    38
      7.9.6    Beneficial Interest and Disclosure Affidavit......................................................    38
      7.9.7    Updated Estoppel Letters as Described in Paragraph 3.1............................................    39
      7.9.8    Certificates of Consent...........................................................................    39
      7.9.9    Certificate.......................................................................................    39
      7.9.10   Bill of Sale......................................................................................    39
      7.9.11   Other Documents...................................................................................    39
   7.10     Other Deliveries.....................................................................................    40
      7.10.1   Title Policy......................................................................................    40
      7.10.2   Evidence of Authority.............................................................................    40
      7.10.3.  Other Documents...................................................................................    40
   7.11     Deferred Closing; Designated Transferee(s)...........................................................    41
8.    Representations and Warranties.............................................................................    41
   8.1   Seller..................................................................................................    41
   8.2   Continuing Nature of Seller's Representation and Warranties.............................................    47
   8.3   Buyer...................................................................................................    48
         -----
9.    Defaults...................................................................................................    48
   9.1   Buyer...................................................................................................    48
   9.2   Seller..................................................................................................    48
   9.3   Default Notice..........................................................................................    49
10.   Jurisdiction and Venue.....................................................................................    49
11.   Preservation of Property; Risk of Loss.....................................................................    50
13.   Miscellaneous..............................................................................................    51
   13.1     Time.................................................................................................    51
   13.2     Notices..............................................................................................    51
   13.3     Attorney's Fees......................................................................................    52

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
   13.4     Entire Agreement and Modification....................................................................    53
   13.5     Binding Effect.......................................................................................    53
   13.6     Assignment...........................................................................................    53
   13.7     Headings.............................................................................................    53
   13.8     Governing Law........................................................................................    53
   13.9     Full Execution.......................................................................................    53
   13.10    Radon Disclosure.....................................................................................    54
   13.11    Escrow Agent.........................................................................................    54
   13.12    Severability.........................................................................................    55
   13.13    Third Parties........................................................................................    55
   13.14    Counterparts.........................................................................................    56
   13.15    Waiver...............................................................................................    56
   13.17    Construction.........................................................................................    56
   13.18    Recordation..........................................................................................    56
   13.19    Further Assurances; Additional Documents.............................................................    56
   13.20    Survival.............................................................................................    57




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


                           PURCHASE AND SALE AGREEMENT


         THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made as of the Effective Date (as defined below), by and between TALISMAN SUGAR CORPORATION, a Florida corporation ( "Seller"), joined by THE ST. JOE COMPANY, a Florida corporation, the sole shareholder of Seller ("St. Joe") and THE NATURE CONSERVANCY, a District of Columbia non-profit corporation or such of its affiliates as it may determine ("Buyer"), joined by the United States Department of the Interior, ("DOI"). The "Effective Date" of this Agreement shall be the date the last of Seller or Buyer causes this Agreement to be executed on its behalf. Each of Seller and Buyer shall furnish to the other an original of this Agreement executed on its behalf promptly after such execution.

                              W I T N E S S E T H:

         In consideration of the mutual covenants and agreements set forth herein, Seller and Buyer hereby agree as follows:

1.       SALE OF PROPERTY

         Seller agrees to sell and Buyer agrees to purchase the following real and personal property subject to the terms and conditions stated herein:

         1.1 REAL PROPERTY. Those certain tracts of land situated in Palm Beach County, Florida and Hendry County, Florida, which are more particularly described in EXHIBIT A attached hereto as a part hereof (consisting of approximately 45,635 acres) together with all and singular the rights, tenements, hereditaments and appurtenances thereto belonging or in anywise appertaining (collectively "Real Property").


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         1.2      REAL PROPERTY OUTPARCELS. All and singular of Seller's title, rights, tenements, hereditaments and appurtenances, if any, belonging or in anywise appertaining to those certain tracts of land in Palm Beach and Hendry Counties, Florida (consisting of approximately 205 acres) which are more particularly described on EXHIBIT B attached hereto as a part hereof ("Real Property Outparcels"). Notwithstanding any provision of this Agreement to the contrary, Seller makes no representations nor warranties with respect to its ownership of the Real Property Outparcels. Seller shall, within thirty (30) days after the Effective Date, cause the Title Company, as hereinafter defined, to issue and deliver to Buyer an ownership and encumbrance report with legible copies of all instruments affecting title attached thereto.

         1.3 LEASES. All right, title, and interests of Seller, as tenant or lessee, in, to, or under any and all leases, subleases, licenses, tenancies, or occupancy agreements (the "Leases") consisting of approximately 5,121 acres which constitutes all of Seller's leasehold interests in lands (collectively, "Leased Property"). A list of the Leases is described on EXHIBIT C attached hereto as a part hereof.

         1.4 MAP OF REAL PROPERTY AND LEASED PROPERTY. A map of the Real Property and the Leased Property is attached hereto for illustration purposes only as EXHIBIT D. The approximate area of the Real Property is identified as Parcels A, B, D, E, F, H, I, J, K and "Ranch," on EXHIBIT D but excluding the 12.9 acre canal parcel identified on Exhibit A. The approximate area of the Leased Property is identified as "Talisman Leases" on EXHIBIT D. In the event of a conflict between the map attached hereto as EXHIBIT D and the legal descriptions in the documents referenced in the attached EXHIBIT A, EXHIBIT B, and EXHIBIT C, the legal descriptions shall control. The Real


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                  Property and the Leased Property are herein sometimes
                  collectively referred to as the "Property."

         1.5 INCLUDED IN CONVEYANCE. The conveyance of the Property will include the following: all fixtures, improvements, dikes and all rights with respect to the Property, including but not limited to all logs and timber rights, all water rights, all mineral rights, all oil and gas rights, all crops, including cane stubble, all pasturage rights, all grazing rights and all other rights connected with the beneficial use and enjoyment of the Property; as well as, all right, title and interest in any streams, canals, ditches and other water bodies located on the Property, appurtenant to the Property or which may provide access to the Property; and all rights, title, and interest in any alleys, roads, streets, and easements included within the Property, appurtenant to the Property or which may provide access to the Property. It is the intention of the parties hereto that, in this transaction, Seller shall convey, at the Closing (as defined herein), all of Seller's real estate interests in Palm Beach and Hendry Counties, Florida, subject to the reservations of occupancy and use rights specifically defined herein as the "Reservations", subject to the rights of The United States of America and the State of Florida in and to submerged lands, if any, and subject to the "Permitted Exceptions", (as defined herein) and except for: (i) parcels of property containing approximately 3,000 acres identified as Parcels C, G and L on EXHIBIT E (the "Excluded Real Property".); and (ii) the Excluded Items as defined in Paragraph 1.8 below.

         1.6 PERSONAL PROPERTY TO BE TRANSFERRED. Subject to Seller's use in conjunction with the Reservations, Seller shall convey to Buyer at Closing by bill of sale all irrigation and drainage systems, including all pumps, pump motors, pump houses, and piping,


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                  and such other equipment and structures, other than the
                  Excluded Items (defined below), as may be specifically designated by Buyer during the Inspection Period ("Personal Property").

         1.7 SUGAR MILL PARCEL; DEFERRED PARCELS. The sugar mill parcel ("Sugar Mill Parcel"), which consists of the parcel of Real Property more particularly described in F attached hereto as a part hereof, and certain other parcels which may be designated by Buyer five (5) days prior to Closing as having uncured Title Objections which Seller is obligated to cure pursuant to Paragraph 3.6.2, or requiring Remediation pursuant to Paragraph 4.2, below, are collectively referred to as the "Deferred Parcels". Title to each Deferred Parcel shall, at Buyer's option be conveyed: (i) within fifteen (15) days after Buyer's receipt of Seller's Notice of Completion (as defined in Paragraph 4.3(d) below) and the cure of any Title Objections of each such Deferred Parcel has been completed; or
                  (ii) at an earlier date designated by Buyer, or such later date as Buyer and Seller shall agree (a "Deferred Closing"). The portion of the Purchase Price allocated to the Deferred Parcels shall not be paid to Seller at Closing but shall be paid to and held by the Escrow Agent pursuant to Paragraph 7.2 until the Deferred Closing(s) at which time it shall be paid to Seller. Such portion of the Purchase Price shall be computed based on the Deferred Parcel acreage multiplied by the applicable price per acre to be determined by the parties at the time the Deferred Parcels are identified; provided however in the event the parties fail to agree, then the applicable per acre price shall be determined by dividing the Purchase Price by 45,635. Prerequisites and procedures applicable by this Agreement to the Closing


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                  shall, unless specifically excepted in this Agreement, be
                  deemed to apply to every Deferred Closing.

         1.8 EXCLUDED ITEMS. Excluded from conveyance or transfer under this Agreement are items which include the mill structure, accessory buildings, equipment and vehicles on the Sugar Mill Parcel ("Sugar Mill") and, except as provided below, all other structures, and all personal property other than the Personal Property ("Excluded Items"). The Excluded Items and all other structures shall be removed by Seller ("Removed Structures") unless such of the other structures are designated by Buyer in writing during the Inspection Period to remain. The Removed Structures shall be and remain property of Seller.

         2. PURCHASE PRICE AND CASH TO CLOSE. The consideration from Buyer to Seller for the purchase of the Property and Personal Property is the negotiated purchase price in the amount of ONE HUNDRED THIRTY-THREE MILLION FOUR HUNDRED FIFTY FOUR THOUSAND EIGHT HUNDRED AND NO/100 DOLLARS ($133,454,800.00), hereinafter referred to as the "Purchase Price."

         2.1 EARNEST MONEY. Within five (5) days after the Effective Date, Buyer shall deposit the sum of ONE THOUSAND AND NO/100 DOLLARS ($1,000.00) as the Earnest Money ("Earnest Money Deposit") with Chicago Title Insurance Company whose address is 2701 Gateway Drive, Pompano Beach, Florida 33069 ("Escrow Agent"). Unless Buyer terminates this Agreement in accordance with the terms and provisions hereof, the Earnest Money Deposit shall be deemed fully earned by Seller. Promptly after Escrow Agent's receipt of the Earnest Money Deposit (which receipt shall be deemed to occur on clearance of funds), Escrow Agent shall deposit the Earnest


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
                  Money Deposit in a non-interest bearing account. At Closing (as defined herein), the Earnest Money Deposit shall be paid to Seller and applied against the Purchase Price.

         2.2 CASH TO CLOSE. Buyer agrees to cause the Purchase Price to be delivered to Escrow Agent, no later than one (1) day before the Closing, subject to, or together with, as the case may be, the prorations, adjustments, and closing expenses set forth in this Agreement charged or credited to Buyer ("Cash to Close") in immediately available U.S. funds by wire transfer as more particularly set forth in this Agreement and shall be disbursed pursuant to Paragraph 7.2 below.

         2.3 DESIGNATED TRANSFEREES. Seller acknowledges that Buyer will be involved in land transactions among various third parties in the Everglades Agricultural Area, which transactions will include some of the Property (the "EAA Transactions"). Seller agrees to cooperate in the EAA Transactions and to convey parcels of Real Property and/or assign interests under the Leases to third parties that are designated in writing by Buyer ("Designated Transferee(s)") at least ten (10) business days before Closing or, before a Deferred Closing. Seller shall furnish to Designated Transferees those closing documents, including appropriate representations and warranties contained in a seller's affidavit which shall include those representations and warranties contained in Paragraph 8.1 (c), (d), (e), (f), (g), (p) and (q) below. Conveyances of parcels of the Real Property to Designated Transferees may occur simultaneously with or after, but not before Closing and except as provided in Paragraph 5.6 below, shall be conveyed subject to the Reservations. The EAA Transactions shall not in any way affect the aggregate Purchase Price or the manner of payment thereof and Seller shall not be responsible for any additional costs associated with any EAA Transactions.

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         2.4      WAIVER OF RELOCATION ASSISTANCE. In consideration of the
                  negotiated Purchase Price, Seller hereby waives any rights or claims it may have under the Uniform Relocation Assistance and Real Property Acquisition Policy Act of 1970, as amended. (42 U.S.C. ss. 4601 et seq.).

3.       SELLER'S DELIVERIES, EVIDENCE OF TITLE, LEASES AND OTHER INFORMATION.

         3.1      TITLE, LEASE AND OTHER INFORMATION FROM SELLER. Within fifteen
                  (15) days after the Effective Date, Seller shall (at its sole cost and expense) deliver or cause to be delivered to Buyer copies of: (a) all deeds by which Seller acquired title to the Real Property, (b) all existing title insurance policies insuring title to any portion of the Property (Buyer acknowledges that Seller does not have an existing title insurance policy for portions of the Real Property), (c) all Leases, (d) all surveys, environmental or engineering reports, studies, inspections or analyses, copies of all historical over flight photographs, Material Safety Data Sheets, hazardous waste shipment manifests or invoices and other physical inspections or reports conducted with respect to the Property or on behalf of Seller or otherwise, if any, which are in Seller's possession or control, (e) a list of any such documents or information described in (d) above not in Seller's possession or control but of which Seller has knowledge, and (f) a list of litigation or, proceedings, pending or threatened with respect to the Property. Any such inspections, tests and studies prepared by third parties and delivered to Buyer shall be given by Seller without representation or warranty of any kind, and shall at all times be subject to the rights of the professionals and other third party preparers of such inspections, tests and studies; provided, however, Seller has no knowledge of any inaccuracies contained in the documents delivered except as specifically pro-

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                  vided in writing by Seller and delivered to Buyer
                  contemporaneously with the delivery of such items. In the event that Seller subsequently determines that there are inaccuracies contained in the documents delivered, Seller shall disclose to Buyer any errors or misstatements contained in such inspections, tests or studies of which Seller has knowledge. Seller shall attempt to obtain and deliver to Buyer estoppel letters (in the form attached hereto as EXHIBIT G) from the lessors under the Leases within sixty (60) days after the Effective Date. In the event the Seller is unable to obtain an estoppel letter for any Lease, the required estoppel information regarding the status of such Lease may be provided by a certificate from Seller in the form attached hereto as EXHIBIT H delivered to Buyer within sixty (60) days after the Effective Date, which shall state that upon Closing, Buyer or its designated assignee of the Lease shall be indemnified by Seller against any lessor claims not disclosed by such certificate. In the event that Seller is in default of any of the Leases, Seller shall cure any such default(s) at or prior to Closing.

         3.2 DOCUMENTS. Within fifteen (15) days after the Effective Date, Seller shall (at its sole cost and expense) deliver or cause to be delivered to Buyer copies of the following documents (the "Documents") if any, which are in Seller's possession or control: (a) all service contracts, warranties, guarantees pertaining to the Property and Personal Property in effect on the Effective Date; (b) all plans and specifications pertaining to improvements, including borrow pits, irrigation systems and structures located on the Property; (c) all licenses, variances, waivers, permits (including, without limitation, South Florida Water Management District permits), authorizations and approvals required by law or otherwise issued by governmental or private authority



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

                  having jurisdiction over the Property, or any portion thereof ("Governmental Approvals") as well as all unrecorded instruments and agreements that relate to the use or operation of the Property and (d) a list of any such documents or information described in (a) - (c) above not in Seller's possession or control but of which Seller has knowledge. In complying with this Paragraph 3.2, Seller shall not be required to furnish financial information to Buyer. Any such Documents prepared by third parties and delivered to Buyer shall be given by Seller without representation or warranty of any kind, and shall at all times be subject to the rights of the professionals and other third party preparers of such Documents; provided, however, Seller has no knowledge of any inaccuracies contained in the Documents delivered except as specifically provided in writing by Seller and delivered to Buyer contemporaneously with the delivery of such items. In the event that Seller subsequently determines that there are inaccuracies contained in the Documents delivered, Seller shall disclose to Buyer any errors or misstatements contained in such Documents of which Seller has knowledge. Buyer shall have the right to direct Seller to cancel any or all of the service contracts, such cancellation to be effective not later than the Termination of the Reservations described in Paragraph 5.3 below.

         3.3 INSPECTION PERIOD. Buyer shall have one hundred fifty (150) days after the Effective Date of this Agreement (hereinafter referred to as the "Inspection Period") for Buyer or Buyer's Representatives (as defined below) and those persons or entities designated by Buyer as potential purchasers of Buyer's interest in the Property ("Buyer's Potential Purchasers") to make such investigations, studies and tests of the Property and Personal Property including, but not limited to, conducting engineering inspec-tions, making soil and substrate drillings and borings, installing piezometers and temporary or permanent groundwater monitoring wells, collecting soil, sediment, surface water and groundwater samples, measuring water levels, and performing environmental inspections and any other inspections, tests, studies, investigations which Buyer deems necessary or advisable, in its sole and absolute discretion, in order to determine the condition and compliance of the Property under Environmental Laws and the suitability of the Property for Buyer's intended use, uses and purposes for agriculture flood control, water supply, water storage, water quality, water management and environmental restoration and for sales, exchanges with or transfers to Designated Transferees and others ("Buyer's Intended Purposes"). Buyer will use its best efforts to complete its environmental inspections, evaluations and assessments, which assessment shall include an estimate of the cost of Remediation (as defined in Paragraph 4.3(a)) which estimate may include the removal of solid waste ("Buyer's Environmental Assessment") of the Property at the earliest date possible, but in no event later than one hundred fifty
                  (150) days after the Effective Date. Buyer shall keep Seller continuously informed of the results of its assessment throughout the Inspection Period and shall provide an initial draft of Buyer's Environmental Assessment to Seller within ninety (90) days of the Effective Date. If Buyer determines in its sole discretion during this Inspection Period that the Real Property, Leased Property or Personal Property is unsuitable for Buyer's Intended Purposes, then, upon written notice given to Seller and Escrow Agent on or before 5:00 p.m. on the last day of the Inspection Period, Buyer shall have the right to terminate this Agreement and receive immediate payment of the Earnest Money Deposit held by the Escrow Agent, except


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

                  for One Hundred and No/100 Dollars ($100.00), which shall be paid to Seller as consideration for entering into this Agreement and thereafter this Agreement shall be null and void and neither party shall have any further liability to the other under this Agreement. In the absence of such notice from Buyer, then this Agreement shall remain in full force and effect. If Buyer shall terminate this Agreement at any time prior to the scheduled Closing Date, Buyer shall furnish the results of all inspections, tests and studies to Seller within ten (10) days after furnishing Seller with notice of termination of this Agreement. Buyer shall deliver to Seller copies of all such inspections, tests and studies, but such delivery shall be without representation or warranty from Buyer of any kind, and shall at all times be subject to the rights of the professionals and other preparers of such inspections, tests and studies. The term "Buyer's Representatives" shall mean any and all officers, employees, contractors and agents of Buyer, the U.S. Department of the Interior, the Environmental Protection Agency, the Florida Department of Environmental Protection, and the South Florida Water Management District ("District") .

         3.4 ACCESS BY BUYER. Seller agrees (i) on and after the Effective Date, Buyer and Buyer's Representatives and Buyer's Potential Purchasers shall have access to the Property for the purpose of making environmental surveys or other inspections and independent investigations; and (ii) Seller shall make other good faith efforts upon Buyer's reasonable request to provide Buyer with other relevant or necessary information with respect to the Property. Seller shall make access available to Buyer, Buyer's Representatives, and Buyer's Potential Purchasers, and their agents and consultants, within twenty-four (24) hours of Seller's receipt of written request for access which written request shall be delivered by facsimile transmission to Miguel Cevera at (561) 996-6915 and J. Malcolm Jones, Jr. at 904-398-8620. Seller represents that it has the authority to grant to Buyer, Buyer's Representatives, and Buyer's Potential Purchasers, the access rights described in this paragraph. Buyer, to the extent permitted by law, agrees to hold Seller harmless from any personal injury or property damage caused by Buyer, Buyer's Representatives, or Buyer's Potential Purchasers, arising out of Buyer's, Buyer's Representatives' or Buyer's Potential Purchasers', access to the Property. If, for any reason whatsoever, this transaction does not close, Buyer agrees to correct any damage to the Property arising from Buyer's investigations and to restore the Property to its condition prior to such inspection and investigation except Buyer shall not be required to remove any permanent monitoring wells. The indemnity set forth in this paragraph shall survive a termination of this Agreement.

         3.5 SURVEY. Buyer shall have the right to have all or any portion of the Property surveyed, at Buyer's sole expense, and, until one hundred and twenty (120) days after the Effective Date of this Agreement, to notify Seller in writing of its objections to any matters indicated by the survey(s) (the "Survey") which render title objectionable to Buyer ("Survey Objection Notice"). Any and all defects expressly stated in the Survey Objection Notice shall be treated as Title Objections (as herein defined) under this Agreement. The Survey, if any, shall: (a) be made by a duly licensed Florida surveyor, and shall be prepared in accordance with the minimum technical standards set forth by the Florida Board of Land Surveyors pursuant to Section 472.027, Florida Statutes, and Chapter 61G17, Florida Administrative Code, (b) locate all matters described by documents referred to in the Title Binder (as defined herein), easements and rights-of-way (identified by recording data if applicable), (c) reflect any encroachments or protrusions and any other matters referenced in the Title Binder (as defined herein), (d) contain an appropriate legal description of the Real Property and the Leased Property, and
                  (e) contain a certificate in favor of Seller, Seller's counsel, Buyer, Buyer's counsel, and the Title Company (as defined herein).

         3.6      TITLE.

                  3.6.1 TITLE INFORMATION DELIVERY AND REVIEW. Seller shall have forty-five (45) days after the Effective Date to cause a title insurance company or companies, including re-insurers approved by Buyer (collectively, "Title Company") to issue and deliver to Buyer a binder or binders with legible copies of all instruments affecting title attached thereto (collectively, "Title Binder"), committing the Title Company to issue in Buyer's or Buyer's Designated Transferees' favor a policy or policies of title insurance insuring the marketability of fee title to the Real Property, and the leasehold interest under the Leases in amounts aggregating the Purchase Price. Buyer shall have sixty (60) days after receipt of the Title Binder to review and to notify Seller in writing of any objections ("Title Objection Notice") to anything contained in the Title Binder ("Title Objections"). The Title Binder shall commit to issue ALTA title insurance policy or policies (Owner's Form "B" and Leasehold as to Buyer and all Designated Transferees, except the United States shall be issued an ALTA U.S. Policy-9/28/91) insuring Buyer's and Buyer's Designated Transferees' interest in the Property substantially in the form of the blank title insurance policy form attached hereto as
                           Exhibit I. All title insurance shall be issued by Mark J. Boulris, P.A. ("Title Agent") as agent or approved attorney for the Title Company and both Seller and Buyer hereby waive any conflict which may exist by virtue of the Title Agent also serving as legal counsel to Seller. Taxes for the year of Closing or Deferred Closing(s), zoning and land use regulations, and any items to which Buyer does not object in the Title Objection Notice or the Survey Objection Notice or waives, shall be deemed to be "Permitted Exceptions" to title under this Agreement. If Buyer does not timely and in accordance with this Agreement deliver a Title Objection Notice or Survey Objection Notice, Buyer shall be conclusively deemed to have waived any objection to the title to the Property which are disclosed in the Title Binder. Seller shall not grant, convey, encumber, lease or allow the imposition of any lien on any portion of the Property at any time prior to Closing. Seller will not execute or record any instrument in any way affecting the title to the Property at any time prior to Closing or a Deferred Closing, as may be applicable, without Buyer's prior written consent. At the Closing or Deferred Closing, Seller shall convey title to the Real Property and assign an insurable leasehold interest under the Leases to Buyer and/or Buyer's Designated Transferee(s), free of Marketability Defects (as defined in Paragraph 3.6.2) and subject only to the Permitted Exceptions. Prior to or at Closing or Deferred Closing, Seller shall undertake such actions, pay such amounts of money, and execute such documents, as may be necessary to satisfy all requirements set forth in the Title Binder, and to delete all of the standard exceptions set forth in the Title

                           Binder, but subject to matters of survey if a Survey is obtained by Buyer pursuant to Paragraph 3.5 above.

                  3.6.2 CURING TITLE DEFECTS. Seller shall have sixty (60) days ("Cure Period") from the receipt of the Title Objection Notice or the Survey Objection Notice to cure and remove Title Objections. Seller shall be obligated to and shall use diligent effort, including the bringing of necessary suits to cure and remove Title Objections that render title unmarketable by standards adopted under authority of the Florida Bar, under Florida Law (as modified by the terms of this Agreement) and the U.S. Department of Justice Standards and Regulations for the preparation of Title Evidence (1970) ("Marketability Defect"). Seller's obligation to cure Marketability Defects:
                           (i) caused by the existence of Title Objections not created by or resulting from the act or omission of Seller; and (ii) affecting only those portions of the Property for which Seller has no title insurance policy insuring its interest, shall include the bringing of necessary suits but shall be limited to the expenditure of $150,000.00 in the aggregate for all such Title Objections. Seller shall not be obligated to remove any of the following interests in the Property held by third parties not affiliated, controlled or owned by Seller: canal, drainage and access easements, utility easements and reservations of interests in mineral rights in the Property; provided, however, the existence of such interest may be objected to by Buyer and, in such event, shall constitute a Title Objection which may be considered by Buyer in determining, during the Inspection Period, whether the Property is suitable for the Buyer's Intended Purposes. If Seller shall not have cured and removed all Title Objections which it is obligated to cure pursuant to this Paragraph by the end of the Cure Period or three (3) business days before December 31, 1998 (the "Outside Closing Date"), whichever occurs first, then with respect to the parcel(s) of the Property affected by the uncured Title Objection(s) which Seller is obligated to cure pursuant to this Paragraph (the "Defect Parcel(s)"), Buyer shall have the option of:

                                    (a)      accepting title to the Defect
                                             Parcel(s) as it then is; or

                                    (b)      designating the Defect Parcel(s) as
                                             a Deferred Parcel(s) and requiring
                                             Seller to continue to diligently
                                             pursue the cure of any
                                             Marketability Defect until the
                                             Proration Date (as defined in
                                             Paragraph 5.3 and thus extending
                                             the Cure Period for said amount of
                                             time and have Seller place an
                                             executed General Warranty Deed(s)
                                             (as hereinafter defined) in escrow
                                             with the Escrow Agent pursuant to
                                             the terms of the Escrow Agreement
                                             (as hereinafter defined); or

                                    (c)      rejecting any Defect Parcels and
                                             proceeding to Closing on the rest
                                             of the Property (other than the
                                             Deferred Parcels) with an
                                             apportioned reduction in the
                                             Purchase Price as provided in
                                             Paragraph 1.7; provided, however,
                                             if the rejected Defect Parcels
                                             exceed in the aggregate 1,000 acres
                                             of the Property, then Seller may
                                             terminate this Agreement and the
                                             Earnest Money Deposit shall be
                                             immediately returned to Buyer and
                                             thereafter
                                             this Agreement shall be null and
                                             void and neither party shall have
                                             any further liability to the other
                                             under this Agreement; or.

                                    (d)      declining to accept title to the
                                             Defect Parcel(s), whereupon this
                                             Agreement shall be terminated and
                                             the Earnest Money Deposit shall be
                                             immediately returned to Buyer and
                                             thereafter this Agreement shall be
                                             null and void and neither party
                                             shall have any further liability to
                                             the other under this Agreement.

                  3.6.3 TITLE COSTS. Seller shall pay any and all costs (including, without limitation, search charges and premiums) required for the issuance of the Title Binder (and periodic updates, continuations and extensions thereof as to Deferred Parcels) and policies and for the issuance of any desired or applicable endorsements requested by Buyer.

4.       ENVIRONMENTAL MATTERS.

         4.1 DEFINITIONS. The following terms when used in this Agreement shall have the following meanings:

                  (a) ENVIRONMENTAL CLAIMS AND LIABILITIES. The term "Environmental Claims and Liabilities" shall mean any notices of investigation or potential liability, demands for payment, law suits for damages, penalties or injunctive relief, or any other claims of any sort whatsoever of any nature, kind, or description which in any way arise out of, are connected with, pertain to, refer to, or relate to either directly or indirectly or which may result in whole or in part from the presence of Pollutants on or under or emanating from the Property in violation of any Environmental Laws.

                  (b) ENVIRONMENTAL LAWS. "Environmental Laws" shall mean any federal, state, regional, or local laws, statutes, ordinances, rules, regulations or other governmental restrictions now or hereinafter enacted regulating or governing the use, handling, storage, disposal, presence, acceptable concentrations, impact assessment, or remediation of Pollutants including, but not limited to, the Comprehensive Environmental Response, Compensation & Liability Act, 42 U.S.C. ss. 9601 et seq., the Resource Conservation & Recovery Act, 42 U.S.C.ss. 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C.ss. 1251 et seq., the Toxic Substances Control Act, 15 U.S.C.ss. 2601 et seq., the Emergency Planning and Community Right to Know Act of 1986, 42 U.S.C.ss. 11001 et seq., the Clean Air Act, 42 U.S.C.ss. 7401 et seq., the Endangered Species Act, 16 U.S.C.ss. 1521 et seq., the Occupational Safety and Health Act, 29 U.S.C.ss. 651 et seq., the Safe Drinking Water Act, 42 U.S.C.ss. 300(f) et seq., the Hazardous Materials Transportation Act, 40 U.S.C.ss. 1801 et seq., the Pollution Prevention Act of 1990, 42 U.S.C.ss. 13101 et seq., and Chapters 376 and 403, Florida Statutes, including the rules promulgated thereunder, as all of the foregoing statutes have been and hereafter may be amended on or before completion of Remediation.

                  (c) POLLUTANTS. The term "Pollutant" or "Pollutants" shall mean any hazardous or toxic substance; solid waste, or waste of any kind; or any material, con-taminant, petroleum, petroleum product or petroleum by-product as defined or regulated by Environmental Laws.

         4.2 NOTICE OF DEFERRED PARCELS. In the event that Buyer does not elect to terminate this Agreement pursuant to Paragraph 3.3 of this Agreement, it shall, by no later than 5:00 p.m. on the last day of the Inspection Period, provide Seller with written notice identifying the Deferred Parcels, if any, which shall be those parcels of the Property requiring Remediation (as defined in Paragraph 4.3(a) below). Such notice shall include copies of Buyer's Environmental Assessment and other reports on the Deferred Parcels. The Deferred Parcels shall be identified with sufficient particularity so that they may be excluded from that portion of the Property that will be transferred at the Closing. If the Buyer identifies more than seven hundred and fifty (750) acres as Deferred Parcels, then Seller may, within ten (10) days of its receipt of written notice from the Buyer identifying the Deferred Parcels, elect to terminate the Agreement and, upon payment to Buyer of one-half (1/2) of the cost incurred in acquiring Buyer's Environmental Assessment and the return to Buyer of the Escrow Deposit, this Agreement shall be null and void and neither party shall have any further liability to the other under this Agreement. Buyer's failure to designate any particular portion of the Property as a Deferred Parcel during the Inspection Period shall not adversely affect Buyer's right to give Buyer's Second Environmental Notice or Buyer's Final Environmental Notice for all or any part of the Property and to require Remediation at the times set forth in Paragraphs
                  4.3 (c), (d) and (e), and 5.3 and 5.4 below and Sections 12 and 20 of the Reservation Conditions.

         4.3      SELLER'S REMEDIATION.

                  (a) SELLER'S DUTY TO REMEDIATE. Seller shall, at its sole cost and expense, complete any and all necessary additional assessments, clean up and monitoring of the Pollutants at the Deferred Parcels required by Buyer's Environmental Assessment and take all action necessary to bring the Deferred Parcels into, and to cause all of the Property to be maintained in compliance with all Environmental Laws and to satisfy Buyer's Second Environmental Notice, and Buyer's Final Environmental Notice ("Remediation"). Seller shall cause Remediation of all the Property, except the Sugar Mill Parcel to be completed prior to the Termination of the Reservations (as defined in Paragraph 5.3). Notwithstanding anything herein to the contrary, the time for Remediation of the Sugar Mill Parcel shall be governed by Paragraph 5.4.

                  (b) NOTICE OF PROPOSED REMEDIATION PLAN. As to each Deferred Parcel, Seller shall provide to Buyer a copy of a proposed plan to accomplish Remediation including an estimate of the cost of such Remediation (a "Remediation Plan") at least forty-five (45) days prior to initiating the work contemplated by such plan but in no event later than one hundred eighty
                           (180) days prior to Termination of the Reservations. Buyer may provide comments to Seller on the proposed Remediation Plan. Seller may consider any such comments but the ultimate content of the Remediation Plan shall be in the sole discretion of Seller, as long as the implementation of the Remediation is reasonably expected to bring Deferred Parcels into, and to cause all other portions of the

                           Property to be maintained in, compliance with all Environmental Laws and satisfy the requirements of the Buyer's Environmental Assessment.

                  (c) BUYER'S SECOND ENVIRONMENTAL NOTICE. Prior to the Termination of Reservations, Buyer may at Buyer's sole cost and expense conduct further environmental investigations of all or any part of the Property ("Buyer's Second Environmental Assessment") and give Seller a second notice of any environmental problems requiring Remediation ( "Buyer's Second Environmental Notice"). Buyer's Second Environmental Notice shall be delivered to Seller on or before one hundred eighty (180) days prior to the Termination of Reservations or, in the event of early Termination of Reservations, within sixty (60) days after Buyer's receipt of Seller's notice of such early Termination of Reservations. Buyer shall, upon application to the Escrow Agent, be reimbursed from the Remediation Escrow Fund (as defined in Paragraph 4.4) the costs (up to a maximum of $100,000) incurred by Buyer in conducting Buyer's Second Environmental Assessment.

                  (d) NOTICE OF COMPLETION. Seller shall provide to Buyer written notice of Seller's completion of its Remediation obligations under this Paragraph 4.3 as to the Property ("Seller's Notice of Completion"). For all of the Property, excluding the Sugar Mill Parcel, the Seller's Notice of Completion shall be delivered to Buyer no later than the date of Termination of the Reservations and shall include:
                           (i) Seller's statement that it has completed it obligations of Remediation; and (ii) written confirmation from the Florida Department of Environmental Protection ("DEP"), and any state or local governmental agency with regulatory jurisdiction and, if applicable, any Federal regulatory authority, over the environmental condition of the Property, as applicable, indicating that, having reviewed Buyer's Environmental Assessments, Seller's Remediation Plans and Remediation actions, no further action is required by such agency or agencies (collectively "Governmental Confirmation"). A "deactivation letter" or completion report from an agency shall be deemed to be a confirmation that no further action is required by such agency. Not withstanding the foregoing, Seller, Buyer, and Buyer's Representatives shall use their best efforts and cooperation to arrange for DEP to act as a clearing house and assume lead responsibility for acquiring the above confirmations from other state and local regulatory authorities and, if applicable Federal regulatory authorities. If DEP agrees to assume lead responsibility, then written confirmation from DEP shall be deemed to be conclusory evidence of Governmental Confirmation. For all of the Property, excluding the Sugar Mill Parcel, the written confirmations required by this Paragraph 4.3(d) shall be issued as of the date of, or not more than thirty
                           (30) days prior to, Termination of the Reservations.

                  (e) BUYER'S FINAL ENVIRONMENTAL NOTICE. At any time within thirty (30) days after the later of the date a Deferred Parcel is conveyed to Buyer or a Designated Transferee, or the Terminations of Reservations, Buyer may conduct a final environmental assessment ("Buyer's Final Environmental Assessment") and deliver to Seller a final environmental notice specifying matters requiring Remediation ("Buyer's Final Environmental Notice"). If Seller does not complete such additional Remediation in accordance with the provisions of Paragraphs 4.3, 5.3 and 5.4 of this Agreement and Sections 12 and 20 of the Reservation Conditions, within thirty (30) days after receipt of Buyer's Final Environmental Notice, then, in addition to all other remedies for Seller's failure to complete Remediation as required, Buyer may cause such Remediation to be completed and withdraw from the Remediation Escrow Fund all costs and expenses incurred with respect thereto.

         4.4      REMEDIATION ESCROW FUND.

                  (a) At Closing, Escrow Agent shall withhold from the portion of the Purchase Price paid to Seller at Closing and deposit in an interest bearing escrow account funds to guarantee Seller's obligations in Sections 4.3 and 5.3 and 5.4 of the Agreement and Sections 12 and 20 of the Reservation Conditions (the "Remediation Escrow Fund"). The amount of the funds to be deposited in the Remediation Escrow Fund shall be equal to Buyer's estimate of the cost of Remediation of Deferred Parcels.

                  (b) If the Buyer's estimate of the cost of Remediation exceeds Five Million and No/100 Dollars ($5,000,000.00), then Seller may, within ten (10) days of its receipt of written notice from the Buyer of its estimate, elect to terminate this Agreement and, upon payment to Buyer of one-half (1/2) the cost incurred in acquiring the environmental assessment and the return to Buyer of the Escrow Deposit, this Agreement shall be null and void and neither party shall have any further liability to the other under this Agreement.

                  (c) The Remediation Escrow Fund shall be administered by an escrow agent acceptable to both Buyer and Seller pursuant to the terms of an escrow agreement ("Escrow Agreement") to be entered into by and among Seller, Buyer and the Escrow Agent. The parties shall cooperate and use best efforts to develop and approve the form of the Escrow Agreement within forty-five
                           (45) days of the Effective Date.

                  (d) Upon Seller's: (i) completion of Remediation of all Deferred Parcels and other Property in accordance with Sections 4.3, 5.3 and 5.4 of the Agreement and Sections 12 and 20 of the Reservation Conditions; and
                           (ii) Termination of the Reservations (as herein defined), Seller shall submit to Buyer a written request for disbursement of the balance of the Remediation Escrow Fund for such Remediation.

                  (e) No later than thirty (30) days after Buyer's receipt of a proper request for disbursement, Buyer shall issue a letter of disbursement authorization to the escrow agent ordering the escrow agent to disburse to the Seller the balance of the Remediation Escrow Fund.

                  (f) If Seller has not completed Remediation of all of the Property as set forth in 4.3, 5.3 and 5.4 of this Agreement and Sections 12 and 20 of the Reservation Conditions, , then in addition to any other remedies at law or in equity, and without limiting Buyer's common law or statutory rights, Buyer shall be entitled to withdraw funds from the balance of the Remediation Escrow Fund to be used for completing Remediation and for payment of any and all costs and charges incurred by Buyer arising from Seller's failure to complete such Remediation.

         4.5 INDEMNIFICATION BY SELLER. Seller shall absolutely, irrevocably, and forever indemnify, defend and hold harmless Buyer and those of Buyer's Designated Transferees which are governmental bodies, and their successors and/or assigns which are either not-for-profit organizations or governmental bodies, of and from any and all Environmental Claims and Liabilities, including court costs, reasonable attorney fees, and other reasonable costs of defense, including expert consultant and witness fees and costs. Buyer shall notify Seller in writing, and while Seller is in possession of any of the Property Seller shall notify Buyer in writing, of any action, notice, demand, claim, administrative or legal proceeding or investigation to which Seller's obligation to indemnify and to hold harmless pursuant to this Paragraph 4.5, may apply and Seller, at Seller's sole expense, shall assume on behalf of Buyer and conduct with due diligence and good faith the defense thereof with counsel satisfactory to Buyer in its reasonable discretion; provided, however, that Buyer shall have the right, at its option, to be represented in such matters by advisory counsel of its own selection at its own expense. In the event of failure by Seller to fully perform in accordance with this Paragraph 4.5, Buyer, at its option and without relieving Seller of its obligations hereunder, may so perform, but all costs and expenses so incurred by Buyer in such event shall be reimbursed by Seller to Buyer, together with interest on the same from the date any such expenses were paid by Buyer until reimbursed by Seller, at the highest nonusurious rate of interest which may be contracted for, charged or received in the State of Florida at such time. Seller hereby agrees, represents and warrants that it has been represented by counsel of its choosing in the preparation of this Agreement and that it has had this Paragraph 4.5 fully explained by such counsel and that the Seller is fully aware of its content and legal effect. Seller acknowledges and agrees that it has received valuable consideration for providing the indemnification, defense, and hold harmless agreement pursuant to this Paragraph 4.5. Provisions of Paragraph 4.5 shall survive the Closing and the Deferred Closings. While this Agreement establishes contractual liability for the Seller regarding Pollutants on the Property, it does not alter or diminish any statutory or common law liability of the Seller for such pollution.

5.       RESERVATIONS OF USE AND OCCUPANCY.

         5.1 RESERVATIONS. Except as provided in Paragraph 5.6, the General Warranty Deed(s) conveying the Real Property and the Assignment(s) of Leases (together, "Conveyance Documents") shall contain a reservation ("Reservation") in favor of Seller, allowing Seller to retain possession and use of the Property through a period of time ending not later than March 31, 2003. The Reservations shall be for Seller's right to remain in exclusive possession of the Real Property, Leased Property and improvements thereon solely to: (a) plant, cultivate, farm and grow sugar cane on the Real Property and the Leased Property; (b) operate the Sugar Mill and activities ancillary thereto in any lawful manner on the Sugar Mill Parcel; and (c) harvest, fertilize, remove, use and sell sugar cane.

         5.2 RESERVATION CONDITIONS. Seller's rights under the Reservations shall be subject to conditions more specifically set forth in EXHIBIT J, attached hereto as a part hereof

                  (the "Reservation Conditions"). The Reservation Conditions shall also be stated in the Conveyance Documents.

         5.3 TERMINATION OF THE RESERVATIONS. Unless the Reservations have been sooner terminated with respect to any of the Property pursuant to Seller's election or Paragraph 5.6 below, Seller's rights under the Reservations shall terminate on March 31, 2003 ("Termination of the Reservations"). At or prior to the Termination of the Reservations, Seller shall:

                           (a) vacate the Property; subject to the right of entry on and over the Property as is necessary to reasonably carry out the obligations of Seller set forth in Paragraph 5.4;

                           (b) provide Buyer with current Conveyance Documents and other closing documents including, without limitation, a Seller's Affidavit, an updated Title Binder as to all Deferred Parcels, and a statement that the Documents provided to Buyer pursuant to Paragraph 3.2 of this Agreement are current or, alternatively, if not current, that Seller is simultaneously providing Buyer with current copies of the Documents;

                           (c) provide Buyer with an accounting for Operating Expenses (described in Paragraph
                                    7.4 below);

                           (d) arrange for final utility meter readings and facilitate the transfer of utility accounts to Buyer; and

                           (e) cause the Personal Property to be placed in good working order; and

                           (f) complete Seller's Remediation obligations under this Agreement and the Reservation Conditions, exclusive of the Sugar Mill Parcel. The date when the last of the events in subparagraphs (a) through (f) have been completed shall be the "Proration Date" for purposes of Paragraph 7.3 below.

         5.4 SUGAR MILL; EXCLUDED ITEMS; AND REMOVED STRUCTURES. Seller shall have a period of twelve (12) months from the date of Termination of the Reservations in which to remove the Sugar Mill from the Property and, provided Seller has timely completed such removals within said twelve (12) month period, a period of up to twelve (12) additional months from the date of completion of such removal to complete Remediation of the Sugar Mill Parcel (the "Sugar Mill Remediation Period"). Structures other than the Sugar Mill which Buyer desires to have remain on the Property shall be designated by Buyer in written notice delivered to Seller on or before the earlier of September 30, 2002 or, in the event of the early Termination of Reservations within thirty (30) days after Buyer's receipt of Seller's notice of Termination of Reservations. The Sugar Mill and other Removed Structures shall be removed from the Property so that nothing more than bare foundations remain, and any and all salvage and residual value of the Removed Structures shall remain the property of Seller. The Remediation of the Sugar Mill Parcel shall be conducted pursuant to Paragraph 4.3, except that: (i) Seller's Remediation Plan shall be updated and provided to Buyer no later than ten (10) months after the Termination of the Reservations; and (ii) Seller's Notice of Completion of its Remediation obligations and the written confirmations required pursuant to Paragraph 4.3(d) shall be furnished to Buyer within thirty (30) days of the date Seller completes its Remediation obligations, but in no event later than the last day of the Sugar Mill Remediation Period.

         5.5 PLANTING. As of Termination of the Reservations, and in no event later than March 31, 2003, unless otherwise instructed by Buyer, Seller shall, at Seller's expense and in accordance with the planting schedule for the Property replace harvested sugarcane (with the exception of areas or fields scheduled to be fallow for that growing season or fields of ratoon, which will regrow during the immediately following growing season from the root stock of the harvested sugarcane) with newly planted sugarcane for the next harvest season.

         5.6 CONVEYANCE OF PROPERTY WITHOUT RESERVATIONS. Upon the request of Buyer, Seller shall release from the Reservations at any time after Closing, up to a cumulative total of five thousand (5,000) acres of the Property. Buyer shall notify Seller of the designation of acres to be released at least sixty (60) days prior to the date Buyer desires the release to become effective; provided however, the effective date of such release shall not be: (i) prior to March 31, 1999, or (ii) during the months of September through March. Buyer and Seller will cooperate in good faith to identify as many of the acres to be so released at least thirty (30) days prior to Closing and thereafter at least thirty (30) days prior to the date designated by Buyer for release.

         5.7 INDEMNIFICATION. Seller shall indemnify and hold harmless Buyer, any not-for-profit or governmental successor of Buyer, and every Buyer's Representative who becomes a Designated Transferee, and their respective officers, shareholders, directors, employees, agents, successors and assigns, from and against any and all damages, claims, suits, judgments, liens and liabilities whatsoever arising from or related to, directly or indirectly, Seller's ownership, occupancy and/or use of the Property, or any part thereof.

6.       CONDITIONS PRECEDENT TO CLOSING.

         6.1 In addition to all other conditions precedent to Buyer's obligation to consummate the purchase and sale contemplated herein provided elsewhere in this Agreement, the following shall be additional conditions precedent to Buyer's obligation to close at Closing or a Deferred Closing, as the case may be ("Conditions Precedent"):

                  (a) The physical condition of the Property, except as otherwise specifically provided herein, shall be the same as it was on the Effective Date of this Agreement, reasonable wear and tear excepted.

                  (b) At Closing, there should be no litigation or administrative action or other governmental proceedings of any kind whatsoever, other than those filed or maintained by Buyer's Representatives (to which Seller hereby reserves the right to object and defend), pending or threatened, which, after Closing, would adversely affect Buyer's Intended Purposes.

                  (c) The Property shall be in compliance with all applicable Federal, State and local laws, ordinances, statutes, rules and regulations, codes or requirements, licenses, permits and authorizations.

                  (d) All of the representations and warranties of Seller contained in this Agreement, including but not limited to those contained in Paragraph 8, shall be true and correct.

                  (e) The transactions contemplated by this Agreement shall not be in violation of, or prohibited by, any private restriction, governmental law, ordinances, statute, rule or regulation.

                  (f) There are no adverse title matters affecting the Property since the Effective Date of the Title Binder other than Permitted Exceptions.

                  (g) On or before July 24, 1998 Buyer has obtained approval of this Agreement from its Board of Governors.

                  (h) On or before July 24, 1998 Buyer has entered into a cooperative agreement by and between Buyer, the District and DOI (the "Cooperative Agreement") pursuant to which DOI has, or DOI and the District have, agreed to provide the Purchase Price for the acquisition of the Property pursuant to this Agreement.

                  (i) In the event that any third party files a lawsuit or other proceeding or action challenging the authority of DOI to fund the Purchase Price out of the monies made available under Section 390 of the Federal Agricultural Improvement and Reform Act of 1996 (Public Law 104-127), or the authority of Buyer to enter into or perform under this Agreement, or otherwise challenging the validity or enforceability of this Agreement or the Cooperative Agreement, Seller and Buyer agree to cooperate, to the extent, and so long as, a party, in its sole discretion deems such action and cooperation appropriate, to defend all rights and obligations under this Agreement and under the Cooperative Agreement, with Seller and Buyer each being responsible for its own attorneys' fees and costs, if any, through all appeals. If, prior to Closing, such lawsuit, action, or proceeding is filed and a court of competent jurisdiction enters an order prohibiting the Closing, then, in such event, unless prohibited by law or action of court, Closing shall be delayed as provided in Paragraph 7.1 below and the Cash to Close and the Deed(s) and other closing documents shall be delivered to Escrow Agent pending resolution of the lawsuit, action, or proceeding. Notwithstanding any of the foregoing, Buyer shall not object to Seller intervening as an interested party to defend its interests against any such lawsuit, action, or proceeding challenging this Agreement or the Cooperative Agreement, or to Seller's filing any and all actions and counterclaims, including, without limitation, a claim for tortious interference with this Agreement or the Cooperative Agreement (provided that same is brought and maintained at Seller's expense), but excluding crossclaims or other actions filed by Seller against Buyer or Buyer's Representatives or which otherwise challenge the validity or enforceability of this Agreement or the Cooperative Agreement. This Paragraph shall not be binding on the United States if the United States becomes the Buyer under this Agreement.

                  6.2 Should any of the Conditions Precedent provided in Paragraph 6.1(a)-(g) above fail to occur as of Closing or a Deferred Closing, then Buyer shall have the right, in Buyer's sole and absolute discretion, to reject the Property affected by such failure, reduce the Purchase Price attributable to such parcel in accordance with Paragraph 1.7, and proceed with a closing on the rest of the Property; provided, however, that if more than five percent (5%) of all the Property is affected by failure of the Conditions Precedent as of Closing, then Buyer may, in its sole discretion, terminate this

                           Agreement upon which both parties shall be released of all obligations under this Agreement with respect to each other, except for matters expressly stated herein as surviving termination of this Agreement, and, upon notice to Escrow Agent, the Earnest Money Deposit shall be returned to Buyer.

                  6.3 Should any of the Conditions Precedent provided in Paragraph 6.1(h) and (i) above fail to timely occur, then either Seller or Buyer shall have the right, in its sole and absolute discretion to terminate this Agreement, upon which both parties shall be released of all obligations under this Agreement with respect to each other, except for matters expressly stated herein as surviving termination of this Agreement, and, upon notice to Escrow Agent, the Earnest Money Deposit shall be returned to Buyer.

7. CLOSING. Buyer and Seller hereby agree that the transaction contemplated by this Agreement shall be consummated as follows:

         7.1 CLOSING. Except for Deferred Closings, the transaction shall be closed, the deed and other documents delivered and recorded and the Cash to Close disbursed pursuant to this Agreement on December 17, 1998 ("Closing"), unless such date is extended as a result of a curative act (related to a breach or title defect). Buyer shall notify Seller in writing no later than ten (10) days prior to the Closing as to the Designated Transferees to be inserted in the General Warranty Deed(s) or Special Warranty Deeds (as hereinafter defined) for the various portions of the Property and which portions of the Property are to be conveyed directly to Buyer. Except as provided below and in Paragraph 6.1(j), if all Conditions Precedent are otherwise satisfied, Closing shall occur no later than December 31, 1998 (the "Outside Closing Date"). If the Closing has been delayed pursuant to Paragraph 6.1(j) and has not occurred by March 31,

                  2003, then either party may elect to terminate this Agreement, upon which both parties shall be released of all obligations under this Agreement with respect to each other, except for matters expressly stated herein as surviving termination of this Agreement, and, upon notice to Escrow Agent, the Earnest Money Deposit shall be returned to Buyer. The Closing shall take place at 10:00 a.m. local time in the West Palm Beach, Florida offices of The South Florida Water Management District.

         7.2 TITLE TRANSFER AND PAYMENT OF PURCHASE PRICE. Seller shall convey to Buyer title to the Real Property by General Warranty Deed(s), subject to the Permitted Exceptions and to all of the Leased Property by assignment(s) of Leases subject to the Reservations, and title to the Real Property Outparcels by Quit Claim Deed. At Closing, the deeds and assignments for conveyance of all of the Property and the Real Property Outparcels, except the Deferred Parcels, shall be recorded and the portion of the Purchase Price allocated pursuant to Paragraph 1.7 for disbursement to Seller for such conveyances (less Seller's prorations and adjustments, funding of the Remediation Escrow Fund and Seller's closing expenses) and for payment of closing expenses for such conveyances, shall be immediately released and paid from escrow upon the Title Company's issuance of an endorsement or mark-up of the Title Binder deleting the Schedule B-1 requirements and the pre-printed exceptions other than the exception for taxes for the year of Closing and for the survey exception in the event Buyer elects not to obtain a survey or, if Buyer elects to obtain a survey, the survey exception shall be modified to include survey matters which are Permitted Exceptions, and agreeing to issue the owner's policy or policies or title insurance subject only to the Permitted Exceptions. The balance of the Cash to Close allocated to the Deferred

                  Parcels, if any, pursuant to Paragraph 1.7, shall be held by the Escrow Agent in an interest bearing escrow account (which interest shall accrue and be paid to the United States) and disbursed pursuant to the Escrow Agreement.

         7.3 PRORATIONS, TAXES AND ASSESSMENTS. After Closing and any Deferred Closing, Seller shall continue to pay when due all real and personal property taxes (whether ad valorem or non-ad valorem and including, without limitation, taxes and fees levied by the South Florida Water Management District) as well as all pending, certified, confirmed and ratified special assessment liens levied against the Property together with all other expenses of the Property through the Proration Date, following Termination of the Reservation, in accordance with Paragraph 5.3 above. Taxes shall be prorated based on the tax for the year of Termination of Reservations (except for the Sugar Mill Parcel which shall be the year of completion of Remediation for the Sugar Mill Parcel) with due allowance made for exemptions (if any). If the assessment for the year of Termination of Reservations (or in the case of the Sugar Mill Parcel, the year in which Remediation of the Sugar Mill Parcel is completed) is not available, then taxes will be prorated on the prior year's tax. Any tax proration based on an estimate shall be subsequently readjusted at the request of either party upon receipt of a tax bill.

         7.4 REAL PROPERTY OPERATING EXPENSES. All Property operating expenses shall be paid by Seller through the Proration Date for that Property. Seller shall pay all utility charges and other operating expenses attributable to the Property (the "Operating Expenses") to and including the Proration Date and Buyer shall pay all utility charges and other operating expenses attributable to the Property after the Proration Date.

                  Seller shall provide Buyer with a list of all utility services and companies servicing the Property at least thirty (30) business days prior to the date of Termination of Reservations for that Property.

         7.5 LEASE PAYMENTS AND SECURITY DEPOSITS. All lease payments (including, without limitation, rentals, sales taxes, and real estate taxes, if appropriate) with respect to the Leases, and all expenses pertaining to the Leased Property shall be prorated as of the Proration Date for such Leased Property. All security deposits and advance rent for periods after the Proration Date paid by Seller under the Leases shall be credited to Seller on the Proration Date.

         7.6 EXCISE, TRANSFER, SALES TAXES AND CLOSING COSTS. The cost of any excise, transfer and sales taxes and all recording fees and documentary stamps and other closing costs imposed with respect to the transaction shall be paid by Seller at Closing.

         7.7 INSURANCE. Seller shall maintain all insurance coverage for the Property until the Termination of the Reservations in the types and amounts set forth in the Reservation Conditions.

         7.8 RECIPROCAL REAL ESTATE BROKERAGE INDEMNITIES. Seller agrees to indemnify Buyer and hold Buyer harmless from any loss, liability, damage, cost, or expense (including, without limitation, court costs, and reasonable attorneys fees) paid or incurred by Buyer by reason of any claim to any brokers, finders, agents or other fee in connection with the transaction by any party claiming by, through or under Seller. Buyer agrees to indemnify Seller and hold Seller harmless from any loss, liability, damage, cost or expense (including without limitation, court costs, and reasonable attorneys fees) paid or incurred by Seller by reason of any claim to any brokers, finders, agents or other fee in connection with the transaction by any party claiming by, through or under Buyer. These indemnities shall survive Closing or termination of this Agreement.

         7.9 CLOSING DOCUMENTS. At the Closing and each Deferred Closing, Seller shall deliver or cause to be delivered to Buyer the following documents:

                  7.9.1 GENERAL WARRANTY DEED. A Statutory General Warranty Deed or Deeds conveying to Buyer or, as the case may be, to Buyer's Representative all of Seller's right, title and interest in and to the Real Property, subject to the Reservations, the Reservation Conditions and Permitted Exceptions ("General Warranty Deed")

                  7.9.2 SPECIAL WARRANTY DEED. A Special Warranty Deed or Deeds conveying to Buyer's Designated Transferees (other than Buyer's Representatives) all of Seller's right, title and interest in and to the Real Property, subject to the Reservations and the Reservation Conditions ("Special Warranty Deed").

                  7.9.3 QUIT CLAIM DEED. A Quit Claim Deed or Deeds conveying to Buyer all of Seller's right, title and interest, if any, in and to the Real Property Outparcels ("Quit Claim Deed").

                  7.9.4 ASSIGNMENT OF LEASES. Seller shall assign the Leases to Buyer by an assignment or assignments, subject to the Reservations, the Reservation Conditions, and Permitted Exceptions.

                  7.9.5 SELLER'S AFFIDAVIT. An affidavit in favor of Buyer and the Title Company sufficient to enable the Title Company to delete from the Title Binder the standard exceptions concerning the rights of parties in possession or for leases, construction liens, taxes, and assessments for years prior to the year of Closing, unrecorded easements other than as shown on the Survey (i.e., matters shown on the Survey which do not render title unmarketable may be Schedule B-II exceptions to the policy or policies issued pursuant to the Title Binder), and the "gap."

                  7.9.6 ASSIGNMENTS OF DOCUMENTS. Seller shall assign to Buyer to the extent assignable and designated by Buyer to be assigned, all of Seller's right, title and interest in and to the Documents (as defined in Paragraph 3.2 above).

                  7.9.7 NON-FOREIGN STATUS AFFIDAVIT. A non-foreign status affidavit as required by Paragraph 1445 of the Internal Revenue Code.

                  7.9.8 BENEFICIAL INTEREST AND DISCLOSURE AFFIDAVIT. A Beneficial Interest and Disclosure Affidavit attached hereto as EXHIBIT K as required by Florida Statute 286.23.

                  7.9.9 SELLER'S CERTIFICATION AS TO LEASES AND UPDATED ESTOPPEL LETTERS AS DESCRIBED IN PARAGRAPH 3.1. A certificate executed by Seller confirming that the estoppel letters furnished to Buyer pursuant to Paragraph 3.1 remain true and correct as of Closing and, with respect to Deferred Parcels, new estoppel letters, updated as of no later than ten (10) days prior to a Deferred Closing Date, as described in Paragraph 3.1 from the lessors under the Leases.

                  7.9.10 CERTIFICATES OF CONSENT. Certificates of Consent, in recordable form, from all of the lessors of the Leases to be assigned to Buyer in this transaction which by their terms require the lessor's consent.

                  7.9.11 CERTIFICATE. Certificate that all of the representations and warranties and covenants made in this Agreement by Seller are still in full force and effect as of the Closing Date.

                  7.9.12 BILL OF SALE. Bill of Sale conveying to Buyer all of Seller's right, title and interest in and to the Personal Property ("Bill of Sale"), subject to the Reservations and Reservation Conditions.

                  7.9.13 OTHER DOCUMENTS. Such other documents or instruments as may be reasonably required by the Buyer or the Title Company to consummate and close the transaction.

                  7.10 OTHER DELIVERIES. At the Closing and each Deferred Closing, the following shall occur:

                  7.10.1 TITLE POLICY. Provided that Seller has complied with the requirements of the Title Binder, The Title Agent shall issue title insurance as agent for the Title Company, and shall cause the Title Company to mark-up the Title Binder, commit to furnish to Buyer and the Designated Transferees (at Seller's sole cost and expense) owner's and leasehold policy or policies of title insurance (collectively, the "Title Policy") consistent with the terms of this Agreement, in the form promulgated by the State Department of Insurance of the State of Florida, issued on the Title Company and insuring Buyer's or the Designated Transferees' title to the applicable parcels of Real Property and the Buyer's leasehold interest in the Leased Property, subject only to the Permitted Exceptions, in the aggregate amount of the Purchase Price. Seller shall pay all premiums and expenses arising from or in connection with the Title Binder, and the Title Policy.

                  7.10.2 EVIDENCE OF AUTHORITY. Seller and Buyer shall deliver to the Title Company such documents as may be reasonably required by the Title Company and the other party's counsel to evidence the capacity of the parties hereto and the authority of the persons executing any documents on behalf of the parties hereto. Seller shall provide an opinion of its counsel as to the matters set forth in Paragraph 8.1(g).

                  7.10.3. OTHER DOCUMENTS. Such other documents as may be reasonably required by the Title Company or as may be agreed upon by Seller and Buyer.

         7.11 DEFERRED CLOSING; DESIGNATED TRANSFEREE(S). The foregoing procedures and requirements for closing shall apply to any and all Deferred Closings for the Deferred Parcels; provided, however, all closing documents necessary to convey title to Buyer and the Designated Transferees and the funds necessary to record the General Warranty Deed(s), Special Warranty Deed(s) and Assignments of Lease and to pay all the closing costs imposed with respect to the Deferred Parcels and the Defect Parcels, shall be held in escrow pursuant to the terms of the Escrow Agreement. The Outside Closing Date does not apply to Deferred Closings. References to "Buyer" in this Paragraph 7 shall be construed as also applying to Buyer's Designated Transferees.

8.       REPRESENTATIONS AND WARRANTIES.

         8.1 SELLER. As a material inducement to Buyer entering into this Agreement, Seller represents and warrants to and covenants with Buyer that the following matters are true as of the Effective Date and that they will also be true as of Closing and any Deferred Closing:

                  (a) The description of the Property set forth in this Agreement constitutes, to the best knowledge and belief of Seller, all of Seller's real estate interests in Palm Beach and Hendry Counties, Florida, except the Excluded Real Property.

                  (b) Seller is the legal fee simple title holder of the Real Property and has good and marketable title to the Real Property free and clear of all liens, encumbrances, mortgages and security interests, except those which shall be discharged prior to Closing or which are Permitted Exceptions. There shall be no change in the ownership, operation or control of any party constituting Seller from the Effective Date through the final Termination of Reservations.

                  (c) Seller is the Lessee of the Leased Property and all of the Leases are in full force and effect with no defaults by either the Lessee or Lessor upon any of said Leases.

                  (d) At Closing, Seller shall not be in default, nor any circumstances exist which would give rise to a default under any of the documents, recorded or unrecorded, referred to in the Title Binder.

                  (e) Seller, the Property and the occupancy, use and operation thereof are, in compliance with all applicable federal, state and local governmental laws, ordinances, regulations, licenses, permits, and authorizations, including, without limitation, applicable zoning and environmental laws and regulations and Governmental Approvals.

                  (f) There is no pending, or to Seller's knowledge, threatened federal, state or local judicial, county or administrative proceedings affecting the Property or in which Seller is or will be party by reason of either Seller's ownership of the Real Property or any portion thereof, or Seller's interests in the Leased Property or any portion thereof including, without limitation, proceedings for or involving zoning violations, or personal injuries or property damage alleged to have occurred on the Property or by reason of the condition or use of the Property. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or, to Seller's best knowledge, threatened against

                           Seller. In the event any proceeding of the character described in this subparagraph is initiated prior to Closing, Seller shall promptly advise Buyer in writing.

                  (g) The execution and delivery of this Agreement by the signatories hereto, and all the documents to be delivered by Seller to Buyer at Closing by the signatories thereto, on behalf of Seller, and the performance of this Agreement by Seller have been duly authorized by Seller and Seller's shareholder and this Agreement is binding on Seller and St. Joe and enforceable against Seller and St. Joe in accordance with its terms, conditions and provisions. No consent to such execution, delivery and performance is required from any person, beneficiary, partner, limited partner, shareholder, creditor, investor, judicial or administrative body, governmental authority or other party other than any such consent which already has been unconditionally given. Neither the execution of this Agreement nor the consummation of the transaction contemplated hereby will violate any restriction, court order or agreement to which Seller, St. Joe or the Property is subject.

                  (h)      As to the condition of the Property:

                           (1) For purposes of this Agreement, disposal ("Disposal") shall mean the release, storage, use, handling, discharge, or disposal of Pollutants (as defined in Paragraph 4.1(c)).

                            (2) The Seller has obtained and is in compliance with any and all permits regarding the Disposal of Pollutants on the Property.

                            (3) The Seller is not aware nor does it have any actual notice of any past or present conditions, activities or practices, or unrecorded instruments which: (i) may give rise to any Environmental Claims and Liabilities on the Property, except as disclosed by the Environmental Concerns Summary for Talisman Sugar Property prepared by Dames & Moore, dated May 13, 1996, and the Phase I and Phase II Environmental Assessment for the Property Known as The Plant, Palm Beach County and Hendry County, Florida, prepared by CRB Geological & Environmental Services, Inc., dated March 25, 1996, and Groundwater Sampling and Analysis Reports for Talisman Sugar Corporation prepared by Professional Service Industries, Inc., dated April 2, 1998, and May 13, 1998; or (ii) otherwise materially impairs use or operation of the Property for agricultural purposes. For purposes of the foregoing subparagraph (ii), a condition shall not be deemed "material" unless the cost to cure exceeds Twenty Five Thousand Dollars ($25,000.00). Seller will immediately notify Buyer in writing should it obtain any actual notice regarding any such additional activities, practices or conditions upon any portion of the Property.

                            (4)     There is no civil, criminal or
                                    administrative action, suit, claim, demand, investigation, or notice of violation pending or threatened against the Seller relating in any way to the Disposal of Pollutants on the Property which has not been disclosed in writing to Buyer.

                  (i) At all times prior to the Termination of the Reservations, Seller shall perform when due all of Seller's obligations in accordance with applicable laws, ordinances, rules and regulations affecting the Property.

                  (j) All action required pursuant to this Agreement which is necessary to effectuate the transaction contemplated herein will be taken promptly and in good faith by Seller.

                  (k) Seller has delivered to Buyer all information reports, studies and other documents required by this Agreement to be furnished by Seller to Buyer.

                  (l) Seller shall promptly notify Buyer of any material change in any condition with respect to the Property or of any event or circumstance which makes any representation or warranty of Seller to Buyer under this Agreement untrue or misleading, or in any covenant of Seller under this Agreement incapable or less likely of being performed, it being understood that the Seller's obligation to provide notice to Buyer under this subparagraph shall in no way relieve Seller of any liability for a breach by Seller or any of its representations, warranties, or covenants under this Agreement.

                  (m) Seller has not entered into other agreements for purchase and sale applicable to the Property other than this Agreement.

                  (n) All items delivered pursuant to this Agreement which have been prepared by Seller pursuant to this Agreement, are and will be true, correct and complete in all material respects and fairly represent the information set forth therein; no such items omit information necessary to make the information contained therein or herein true and correct.

                  (o) Seller warrants that there is legal access, ingress and egress between the Property and public roads.

                  (p) Seller represents and warrants that there are no parties other than Seller in occupancy or possession of any part of the Property and no person or entity, except to the interest of one (1) tenant disclosed to Buyer whose tenancy shall be terminated prior to Closing, has any right to occupy, possess or lease any portion of the Real Property or, subject to the interest of lessors, the Leased Property.

                  (q) Except as disclosed by the Title Binder and except for Seller's negotiation with the South Florida Water Management District as to a 12.9 acre canal to be used for stormwater water management, Seller hereby represents and warrants that there are no pending applications, permits, petitions, contracts, approvals, or other proceedings with any governmental or quasi-governmental authority, including but not limited to municipalities, counties, districts, utilities, and/or federal or state agencies, concerning the use or operation of, or title to the Property or any portion thereof, and Seller has not granted nor is obligated to grant any interest in the Property to any of the foregoing entities.

                  (r) Seller represents and warrants that neither Seller nor any subsidiary of or entity otherwise controlled by Seller is a party to any agreement with laborers, workers, employees, organized labor groups or independent contractors that is binding upon a transferee of any interest in any portion of the Property, whether or not such transferee is or becomes engaged in business activities on or concerning the Property that are similar to such activities now or hereafter conducted by Seller on or concerning the Property, and that any and every agreement with such third parties shall be terminated not later than the Termination of the Reservations for that portion of the Property affected by any such agreement.

         8.2 CONTINUING NATURE OF SELLER'S REPRESENTATION AND WARRANTIES. The representations and warranties made in this Agreement by Seller shall be continuing and shall be deemed remade by Seller as of Closing and any Deferred Closing with the same force and effect as if in fact made at that time and shall survive the closing of this transaction. Seller shall be liable to Buyer before and after Closing or any Deferred Closing for any loss, damages, liability, or cost (including but not limited to reasonable attorney's fees and costs) that Buyer incurs directly, indirectly or proximately as a result of any warranty or representation made by Seller in this Agreement not being true and correct as of Closing and any Deferred Closing due to gross negligence or intentional misrepresentations or omission on the part of Seller. Notwithstanding anything to the contrary herein, the effect of the representations and warranties made in this Agreement shall not be diminished or deemed to be waived by any inspections, tests or investigations made by Buyer or Buyer's Representatives. For purposes of these representations and warranties, Seller's knowledge is limited to the actual knowledge of J. Malcolm Jones, Jr., as Senior Vice President, and Miguel Cevera, as General Manager and Vice President, of Talisman Sugar Corporation. Seller represents Miguel Cevera has been a manager of the Property and Personal Property for Seller for a period of approximately thirty (30) years during which pe-riod he has had a direct supervisory position regarding the Property and activities conducted upon the Property and that
                  J. Malcolm Jones has been the Senior Vice President in charge of operations of Seller for a period of approximately one (1) year.

         8.3 BUYER. Buyer represents and warrants to Seller that Buyer has full legal power and authority to enter into this Agreement and the person executing this Agreement on behalf of Buyer has been duly authorized and empowered to execute this Agreement, subject to approval of Buyer's Board of Governors as provided in Paragraph 6.1 (h).

9.       DEFAULTS.

         9.1 BUYER. In the event Buyer breaches its obligation to close on the purchase of the Property, then Seller's sole remedy shall be to terminate this Agreement by giving notice thereof to Buyer with a copy to Escrow Agent and to receive from the Escrow Agent, as full liquidated damages (the parties hereby agreeing that the actual damages to the Seller in such circumstances will be difficult, if not impossible, to ascertain) the Earnest Money Deposit. Upon such termination and payment by the Escrow Agent, this Agreement shall be deemed null and void and of no force or effect and no party hereto shall have any further rights, obligations or liabilities hereunder.

         9.2 SELLER. In the event Seller breaches its obligation to close on the sale of the Property, then Buyer's sole remedies shall be to: (a) seek specific performance of Seller's obligations or (b) terminate this Agreement by giving notice thereof to Seller with a copy to Escrow Agent and to receive from the Escrow Agent the Earnest Money Deposit. Upon such termination and payment by the Escrow Agent, this Agreement shall be deemed null and void and of no force or effect and no party hereto shall have any further rights, obligations or liabilities hereunder. If the Seller breaches Paragraph

                  8, either before or after Closing, or if the Seller fails or neglects to perform any of the terms, conditions, covenants or provisions of this Agreement after Closing, in addition to any other remedies available at law or equity, the Buyer shall have the right to seek specific performance of Seller's obligations, without thereby waiving any action for damages resulting from Seller's breach.

         9.3 DEFAULT NOTICE. In all cases (other than the failure of Buyer to pay the Cash to Close or the failure by Buyer or Seller to execute and deliver the items required to be executed and delivered by same at Closing or a Deferred Closing or the failure of Seller to timely vacate the Property and timely complete its Remediation obligations), each party shall, prior to exercising any remedy for a default hereunder, give the other party and the Escrow Agent advance written notice of the acts or omissions alleged to have constituted a default. The party receiving such default notice shall have a period of thirty (30) days after receipt of such notice to cure the default, if any. If same is not cured within such period, then the parties may exercise any remedies set forth in this Agreement to the extent applicable to the subject act or omission.

10. JURISDICTION AND VENUE. The parties acknowledge that a substantial portion of negotiations and anticipated performance and execution of this Agreement occurred or shall occur in Palm Beach County, Florida, and that, therefore, each of the parties irrevocably and unconditionally (i) agrees that except for a forcible entry and detainer suit or similar suit for possession of the Real Property or the Leased Property, or as required by law to be filed in the appropriate state court in Palm Beach County, Florida or Hendry County, Florida, as determined by the situs of the Real Property or Leased Property out of which the dispute arises, any suit, action, or legal proceeding arising out of or related to this Agreement may be brought in the courts of record of the State of Florida in Palm Beach County or the court of the United States, Southern District of Florida; (ii) consents to the jurisdiction of each such court in any suit, action or proceeding; and (iii) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts. With respect to the United States as a party to any litigation under this Paragraph, nothing shall be construed (a) to establish venue except in accordance with the federal law, or (b) to constitute a waiver of the requirements of federal law that jurisdiction and claims against the United States lies only in federal court.

11. PRESERVATION OF PROPERTY; RISK OF LOSS. Seller assumes all risk of loss or damage to the Property prior to the Closing Date and warrants as a condition of Closing or Deferred Closing, as applicable, that the Property shall be transferred and conveyed to Buyer in the same condition as of the date of Seller's execution of this Agreement, ordinary wear and tear excepted. This covenant expressly precludes any cutting of timber on the Property. However, in the event the condition of the Property is altered by an act of God or other natural force beyond the control of Seller in a manner which has a material adverse affect on Buyer's intended use of the Property, Buyer may elect, at its sole option to terminate this Agreement and receive the refund of the Earnest Money Deposit and neither party shall have any further obligations under this Agreement. In the event Buyer elects not to terminate this Agreement, the Purchase Price shall be reduced by the reduction in appraised value of the Property and any casualty insurance proceeds shall belong to Seller. After Closing, Seller's possession and use of the Property shall be in accordance with the Reservation Conditions.

12.      MISCELLANEOUS.

         12.1 TIME. Time is of the essence with regard to every term, condition and provision set forth in this Agreement. Time periods shall be calculated in calendar days unless otherwise specified. Time periods herein of less than six (6) days shall in the computation exclude Saturdays, Sundays and state or national legal holidays, and any time period provided for herein which shall end on Saturday, Sunday or a legal holiday shall extended to 5:00 p.m. of the next business day.

         12.2 NOTICES. Any notice, request, demand, instruction, or other communications to be given to either party here under (except those required to be delivered at Closing), shall be in writing and shall be deemed to be delivered upon the earlier to occur of (i) actual receipt if delivered by hand or by commercial courier to the address indicated or if faxed with confirmation of receipt, or (ii) the first attempted delivery by registered or certified United Stated Postal Service mail, return receipt requested, postage prepaid, addressed as follows:

                     If to Buyer:        The Nature Conservancy
                                         222 S. Westmonte Drive, Suite 300
                                         Altamonte Springs, FL  32714-4269
                                         Attention:  Robert L. Bendick, Jr.
                                         Telefax:  (407) 682-3077

                     With a copy to:     South Florida Water Management District
                                         3301 Gun Club Road
                                         West Palm Beach, Florida 33406
                                         Attention: Bill Malone
                                         Telefax: (561) 681-6233

                                         The Nature Conservancy
                                         222 S. Westmonte Drive, Suite 300
                                         Altamonte Springs, FL 32714-4269
                                         Attention: Regional Attorney
                                         Telefax: (407) 682-3077

                      If to Seller:       Talisman Sugar Corporation
                                          Suite 400, duPont Center1650
                                          Prudential Drive
                                          Jacksonville, Florida  32207
                                          Attention:  J. Malcolm Jones, Jr.
                                                      Senior Vice President
                                          Telefax:  (904) 858-5237

                      With a copy to:     The St. Joe Company
                                          Suite 400 duPont Center
                                          1650 Prudential Drive
                                          Jacksonville, Florida 32207
                                          Attention: Robert M. Rhodes, Esquire
                                                     General Counsel
                                          Telefax:   (904) 858-5237

                                          Mark J. Boulris, P.A.
                                          2730 S.W. Third Avenue
                                          Suite 403
                                          Miami, Florida 33129
                                          Telefax: (305) 858-4266

                      If to Escrow Agent: Chicago Title Insurance Company
                                          2701 Gateway Drive
                                          Pompano Beach, Florida 33609
                                          Attention: James W. Harvey III
                                          Telefax: (954) 971-2050


                  The addresses for the purpose of this Paragraph may be changed by either party by giving written notice of such change to the other party in the manner provided herein.

         12.3 ATTORNEY'S FEES. In the event it becomes necessary for either Buyer or Seller to file a suit to enforce this Agreement or any provisions contained herein, the prevailing party in such suit shall be entitled to recover, in addition to all other remedies set forth herein, reasonable attorney's fees, and costs of court incurred in connection with such suit including all appeals.

         12.4 ENTIRE AGREEMENT AND MODIFICATION. This Agreement constitutes the entire agreement between Buyer and Seller and supersedes all prior agreements and understandings (if any) relating to the subject matter hereof, including, without limitation, the Agreement in Concept dated December 6, 1997. This Agreement cannot be amended, modified or altered except by an agreement in writing executed by both Buyer and Seller.

         12.5 BINDING EFFECT. This Agreement shall be binding upon and shall insure to the benefit of the parties hereto, and their respective successors, permitted assigns and legal representatives.

         12.6 ASSIGNMENT. The rights and privileges granted by this Agreement are not assignable except as specifically provided in this Paragraph 12.6. Buyer may only assign its rights and privileges granted by this Agreement to Buyer's Representatives or a successor not-for-profit organization and may assign its rights to acquire portions of the Property to Designated Transferees as provided in Paragraph 2.3. Seller may assign its Reservations, in whole or in part, without Buyer's approval; provided, however, any such assignment shall be subject to the Reservation Conditions.

         12.7 HEADINGS. Paragraph headings are for convenience of reference only and shall in no way affect the interpretation of this Agreement.

         12.8 GOVERNING LAW. The substantive laws of the State of Florida, and the laws and standards of the United States of America, shall govern the validity, construction, performance, enforcement and interpretation of this Agreement.

         12.9 FULL EXECUTION. This Agreement shall be deemed fully executed and binding upon Buyer and Seller when both Buyer and Seller have executed this Agreement as set forth below and are in possession of the original, a photocopy or faxed copy of the fully executed Agreement. Escrow Agent's execution of this Agreement shall not be required for full execution of this Agreement, but shall merely evidence acceptance by Escrow Agent of the provisions relating to the Escrow Agent set forth in this Agreement.

         12.10 RADON DISCLOSURE. In accordance with Florida law, the following disclosure is hereby made: RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risk to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

         12.11 ESCROW AGENT. Unless otherwise agreed by the parties, the "Escrow Agent" shall act as such for the convenience of the parties without fee or other charges for such services as Escrow Agent and pursuant to the following terms. The Escrow Agent shall not be liable to any party or person for misdelivery to Buyer or Seller or items subject to this Escrow, unless such misdelivery is due to willful breach of this Agreement or gross negligence of Escrow Agent. In the event that competing demands are made on Escrow Agent for the disposition of the Earnest Deposit (or so much thereof as may be paid by Buyer), the Escrow Agent shall give written notice to the Seller and the Buyer advising that, in the absence of written instructions, signed by both Seller and Buyer received within the next ten (10) days, Escrow Agent shall interplead the Earnest Money Deposit by filing an interpleader action in a court permitted by this Agreement (to the jurisdiction of which both parties do hereby consent). If Escrow Agent receives the aforesaid written instruction, it shall continue to hold the paid portion of the Earnest Money Deposit pursuant to such written instruction. If Escrow Agent does not receive the aforesaid written instruction, it shall pay in to the registry of the court the paid portion of the Earnest Money Deposit including all interest earned thereon, whereupon such Escrow Agent shall be relieved and released from any further liability as Escrow Agent hereunder. No Earnest Money Deposit shall be disbursed, except at Closing, without five (5) days' prior written notice from Escrow Agent to both parties.

         12.12 SEVERABILITY. If any provision of this Agreement or any other Agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent as contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

         12.13 THIRD PARTIES. Unless expressly stated herein to the contrary nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the parties hereto and their respective legal representatives, successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, not shall any provision give any this persons any right of subrogation or action over or against any party to this Agreement.

         12.14 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A photocopy or facsimile copy of this Agreement and any signature hereon shall be considered for all purposes as originals.

         12.15 WAIVER. Failure of Buyer to insist upon strict performance of any covenant or condition of this Agreement, or to exercise any right herein contained, shall not be construed as a waiver or relinquishment for the future enforcement of any such covenant, condition or right; but the same shall remain in full force and effect.

         12.16 CONSTRUCTION. The parties acknowledge that they have had equal bargaining strength, and that any rule of construction to the effect that ambiguities are to be resolved against one party or the other shall not apply in the interpretation of this Agreement.

         12.17 RECORDATION. A memorandum of this Agreement shall be recorded at Closing in the Public Records of Palm Beach and Hendry counties ("Memorandum"). Said Memorandum shall be indexed in the grantor index both counties under all names in which title to the Property may be held.

         12.18 FURTHER ASSURANCES; ADDITIONAL DOCUMENTS. In the event that it is ever asserted, claimed or held that Seller has any remaining interests in the Property or Personal Property or has any remaining real estate interests in Palm Beach or Hendry Counties, Florida, other than the Excluded Real Property, and the Excluded Property.

                  Seller agrees to execute any and all documents necessary to convey such right, title or interest to Buyer or Buyer's Designated Transferees.

         12.19 SURVIVAL. All express representations, warranties and indemnifications in this Agreement, as well as all obligations that, by their terms, may or must be performed after a closing, shall survive the Closing, Deferred Closings and Termination of the Reservations.

         12.20 TAX DEFERRED EXCHANGE. Buyer and Seller hereby acknowledge that it is the intention of Seller that the transaction contemplated by this Agreement qualify as a tax-free exchange within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended from time to time. Buyer agrees to assist and cooperate with Seller in effectuating such tax-free exchange, provided however, Seller hereby agrees that (a) Seller shall pay directly for any additional expense caused to the Buyer as a result of actions taken by Buyer for the purpose of facilitating such exchange, and (b) the Buyer's agreement to facilitate such exchange will not require it to take title to any property other than the Property.

         IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto in multiple counterparts and is effective as of the date of Seller's execution hereof as set forth below.


                                  SELLER:
                                  -------

                                  TALISMAN SUGAR CORPORATION, a Florida
                                  corporation



Witness:                          By:
        -------------------------    -------------------------------------
                                  Name:  J. Malcolm Jones, Jr.
                                  As its:  Senior Vice President
Witness:                          Date of Execution:
        -------------------------                   ----------------------



                                  BUYER:

                                  THE NATURE CONSERVANCY, a District of
                                  Columbia non-profit corporation



Witness:                          By:
        -------------------------    -------------------------------------
                                  Name: Mike Dennis
                                  As its: Vice President
Witness:                          Date of Execution:
        -------------------------                   ----------------------

         The undersigned joins in this Agreement for the sole purpose of confirming that it will fund the Purchase Price in accordance with this Agreement upon execution of a Cooperative Agreement with Buyer that provides for such funding.

         Nothing in the preceding sentence shall be used by any Party to either this Agreement or the Cooperative Agreement to create, enhance or limit a cause of action or remedy at law or equity.

                                           THE UNITED STATES DEPARTMENT OF
                                           THE INTERIOR


Witness:                                   By:
         ----------------------------          ---------------------------------
                                           Name: Curtis  Bohlen
                                           Its: Duly Authorized Principal
                                                Negotiator
                                           Date of Execution:
                                                             -------------------

         The undersigned joins in this Agreement to absolutely, continuously, irrevocably, and unconditionally guaranty Seller's payment and performance, and not a guaranty of collection, under this Agreement. No set-off, counterclaim, recoupment, reduction, or diminution of any obligation, or any defense of any kind or nature which Seller may have against Buyer or any other party, or which St. Joe may have against Seller, Buyer, or any other party, shall be available to, or shall be asserted by, St. Joe against Buyer or any subsequent beneficiary of this guaranty. If acceleration of the time for payment by Seller of all or any portion of Seller's obligations under this Agreement is stayed upon the insolvency, bankruptcy, or reorganization of Seller, such obligations shall nonetheless be payable by St. Joe hereunder forthwith on demand by Buyer.


                                           THE ST. JOE COMPANY

Witness:                                   By:
         ---------------------------           ------------------------------
                                           Name: Robert M. Rhodes
                                           As Its: Senior Vice President and
                                                   General Counsel
Witness:                                   Date of Execution:
         ---------------------------                         ----------------

The undersigned hereby executes this Agreement for the following sole and limited purposes to: (i) acknowledge receipt of the Earnest Money Deposit and a copy of this Agreement; and (ii) evidence its agreement to hold in trust and/or disburse the Earnest Money Deposit in accordance with the terms of this Agreement.

                                  ESCROW AGENT:




                                  By:
                                     -------------------------------------------
                                  Name:
                                       -----------------------------------------
                                  As its:
                                         ---------------------------------------
                                  Date:
                                       -----------------------------------------

                                  EXHIBIT LIST
                                 [To Be Revised]


Exhibit A         Real Property
Exhibit B         Real Property Outparcels
Exhibit C         Leases
Exhibit D         Map of Real Property and Leased Property
Exhibit E         Excluded Real Property
Exhibit F         Sugar Mill Parcel
Exhibit G         Estoppel Letters
Exhibit H         Seller's Certificate
Exhibit I         Title Insurance Policy
Exhibit J         Reservation Conditions
Exhibit K         Beneficial Interest and Disclosure Affidavit